20333 S 249, Suite 200	Ph: 281-378-8029
Houston, Texas, USA 77070	Fax: 866-857-9025

STRICTLY PRIVATE AND CONFIDENTIAL

22nd August, 2008

Name:	John David LaPrade
1302 Kingfisher Court South
Pearland, Texas 77584

Dear Mr. LaPrade

Further to our recent discussions, we are pleased to confirm the following employment arrangements in connection with the terms of employment with USR Technology, Inc. management team effective June 20, 2008.

Position:

President of The Company, USR Technology, Inc., (referred to as The Company). You will be working out of our Bahrain office as well as yet to be defined regional offices and spending your time in the Middle East, United States of America and The Far East.

Responsibilities:	You will be generally responsible for all matters typical of those for a President.

	•	Establish strategic goals and objectives, growth and sales targets, budgets and equipment and personnel requirements. Work closely with Senior Level Management to monitor the above.
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Manage the day to day operations of The Company which shall include developing business opportunities, negotiating and managing contracts, overseeing the hiring of personnel and the ordering of equipment, directing future expansion into new regions and the establishment of regional offices.

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Recruit and Train a Business Development Team to pursue drilling and or related contracts with Oil and Gas Operators throughout the United States, Middle East, India, Southeast Asia and Far East Asia. Maintain a strong relationship with client companies and potential customers.

	•	Supervise Senior level Management by conducting weekly meetings to monitor key activities relating to The Company’s growth and profit. Maintain strong relationships with key employees.
	•	Supervise the creation of all marketing and image building materials. Work with the Board of Directors to create and maintain a prestigious image for The Company.
	•	Direct the development of new technologies and establish a company wide focus on identifying ideas and concepts that could lead to proprietary and patentable technology.
	•	Assist in identifying and evaluating acquisition targets, ground floor exploration projects, and joint venture opportunities that further The Company’s goal of long term growth and maximization of shareholder value.
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Assist company personnel in meeting all federal, local, US, Middle Eastern (including the Republic of Yemen) and Far Eastern regulatory filing requirements (including Business Corporations Acts, Income Tax Acts, Securities Commissions requirements, Stock Exchange requirements, and other specific reporting requirements assigned to you);

You will direct the overall management of The Company as requested by the Board of Directors. In such capacity, it is anticipated that you will assist in all aspects of management for The Company in pursuing its strategic objectives.

You will devote all your time and attention to The Company affairs. As President of The Company, you shall not, without the prior consent of the Board of Directors, undertake any other employment related activities, including serving as an officer or director of any other private or public corporation or business enterprise.

You will serve at all times with loyalty and honesty in the best interest of The Company and ensure that the fullest of professional standards and ethics are maintained, and comply with all applicable laws and corporate policies.

Base Salary:	$236,000.00 per annum (less statutorily required deductions), paid monthly. You shall receive an annual base salary review.

Stock Ownership:

You will be awarded 250,000 shares of restricted stock in USR Technology, Inc. These shares are subject to a 5 year vesting schedule and shall vest 20% at the end of the first year of employment, then 20% at the end of each year over the next 5 years of employment. You will be 100% vested at the end of you 5th year.

Options:

You will be awarded 250,000 shares of USR Technology, Inc. stock options exercisable at a price of $1.00 per share. These options are exercisable at any time during your first 36 months of employment. Future options may be allocated entirely at the discretion of the Board of Directors and/or Compensation Committee. Future options shall vest in accordance to The Company’s Option Plan

Other Benefits:	At the sole discretion of the Board you might be granted special cash bonuses for securing lucrative projects for The Company and / or exceeding your job responsibilities and contributing to increased profitability of The Company.

Inconsistency Between Other Agreements and this Agreement:	In the event of any inconsistency between other agreements and this agreement the terms of this Agreement shall prevail.

Accommodation:	A housing allowance of $6,500 per month will be payable, inclusive of all utilities, security fees, maintenance fees and taxes.

Vehicle Allowance:

A vehicle allowance of $1,500 per month will be payable inclusive of all insurance, taxes, duties, road permits and fees. The Company, at its expense, shall provide you with a personal driver in the event you are stationed in a city or region where a personal driver is required.

Benefits:	1. Travel and Entertainment Budget

When traveling on behalf of The Company you will be allowed a per diem of $100 per day to cover out of pocket expenses such as airport transfers, taxis, exit fees, visas upon arrival, purchase of local calling cards, meals and all other incidentals. This will be paid in lieu of reimbursable expense statements. This amount is subject to review depending on an escalation in the cost of travel.

You will be reimbursed for all reasonable documented business expenses incurred on behalf of The Company pertaining to the entertainment of clients or company personnel in carrying out your duties.

You will be reimbursed for any documented expenses for the hiring of drivers, car rental, office supplies and misc. expenses associated with any of The Company’s offices.

The Company will pay for Business Class tickets for all business related travel.

2. Vacation

You will be entitled to four working weeks vacation per annum, The Company will pay for round trip Business Class tickets from the United States to South East Asia or the Middle East for your family dependents based in the United States. You will be allowed two round trip Business Class tickets per year for travel to the United States if for personal reasons.

3. Statutory Holidays
Normal complement.

4. Insurance

You will be provided with family health insurance through IHI or a comparable carrier. All effort will be made to transfer your current group coverage through IHI to The Company. You shall also be provided with a Health Savings Account or Health Flex Account funded by The Company in the amount of $2,500.00. Any other insurance provided shall be comparable with the level of insurance provided by The Company to other senior executives in accordance with the terms of future plans and any revisions thereto. The beneficiary of any life insurance provided shall be to your wife or another person so designated by you.

5. Office

You will be provided with an office in any region in which the company has an established office facility and such administrative support as is appropriate to address the needs of The Company (including an appropriate company car).

Term of this Agreement:

Subject to earlier termination as provided below the term of this agreement shall commence upon the effective date of this contract being June 20, 2008 and shall expire on the date which is five (5) years from the date hereof (“Initial term”). This agreement shall be automatically renewed for one (1) five year period (“Renewal Term”) pursuant to terms as mutually agreed upon by the parties unless your employment is terminated by The Company in accordance with the terms of this agreement. In the event the parties are unable to agree on mutually acceptable terms, the renewal Term shall be governed by the same terms and conditions applicable immediately prior to the expiry of the Initial Term.

Termination:

Your employment with The Company may be terminated by The Company for just cause. If your employment is terminated by The Company for a reason other than just cause, defined as unethical or criminal behavior (or your death or resignation), or if there is a change in control at The Company resulting in the acquisition by any person, directly or indirectly, of 50% or more of The Company’s outstanding common shares, or any merger, arrangement or similar event where control is transferred, or any event whereby any party or group, acting together, elects or causes to be elected to the board of directors of The

Company’s persons who are or may be considered nominees thereof, and such persons constitute 50% or more of the directors of The Company then in office, you shall be entitled to the following:

•	A severance payment in an amount equal to 6 months of your contract salary amount. The Severance Payment is payable in a lump sum within 14 days of the termination date.

•	Despite the terms of any option plan, you shall have 3 months to exercise any options then held and vested; and

•	In the event of a takeover of buyout of The Company, any outstanding stock subject to issuance under the terms of this agreement shall be deemed to be fully vested and issuable.

If your employment is terminated by death or permanent disability, provided that in the latter case The Company has made legally recognized efforts to accommodate your disability and such efforts to accommodate have been unsuccessful you (or your successors) shall not be entitled to the Severance Payment described herein, but the other severance entitlement terms hereof shall continue to apply.

Confidentiality:	The terms of this agreement shall be kept confidential, to the extent permitted by applicable law.

Resignation:

You may, by providing 30 days prior notice, in writing, terminate this Agreement and your employment with The Company. If you provide such notice, The Company may request that you cease duties prior to the expiry of this notice period, and The Company shall, in such event, pay you an amount equal to the difference between the amount you would have received had your employment been continued throughout the notice period and the amount actually paid by The Company to you during the notice period.

Intellectual Property,	You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:
Confidentiality:

(i) Technology, Know-How, Inventions, Patents: That all designs, devices, improvements, intentions and ideas made or conceived by you resulting from your access to the business of The Company shall be exclusive property of The Company and you and your estate agree to take all necessary steps to ensure that such property rights are protected; and

(ii) Confidentiality, You shall keep confidential, at any time during your employment, and for 1 year after cessation of employment, any proprietary or confidential information about the business and affairs of, or belonging to, The Company or any affiliate or associate thereof, including information which, though technically not trade secrets, the dissemination of knowledge whereof might prove prejudicial to any of them.

Legal Advice:	You acknowledge and agree you have had the opportunity to seek independent legal advice prior to the execution and delivery of this Agreement.

General:

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows or to such other address as the relevant party may specify from time to time:

(a)	USR Technology, Inc. 20333 S 249, Suite 200 Houston, Texas 77070 United State of America

Attention: John Ogden

(b)	J. David LaPrade
1302 Kingfisher Court South Pearland, Texas 77584 United States of America

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) or, if mailed, on the third business day following the date of mailing; provided, however, that if at the time of mailing or within three (3) business days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communications as aforesaid

This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the parties hereto, and your heirs, executors, administrators and legal personal representatives and the successors and assigns of The Company. This Agreement is personal to you and may not be assigned by you.

Entire Agreement:

This Agreement constitutes the entire agreement between you and The Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no covenants, conditions, agreements, representations, warranties or any other terms or provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof, except as herein provided.

Governing Law:

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of you and The Company and shall be governed by and construed and enforced in accordance with the laws of the state of Texas, United States of America, excluding the laws of the state of Texas regarding choice of law. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state or federal courts located in the Southern District of Texas for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree to waive any claim or defense based on jurisdiction or inconvenient or improper forum or venue.

Waiver:

No amendment or waiver of any provision of this Agreement shall be binding on you and The Company unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided. No failure or delay of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

Severability:

If any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect notwithstanding such invalidity, illegality or unenforceability.

This agreement is subject to the approval of The Company’s Compensation Committee and Board of Directors and if so obtained the effective date as agreed would be June 20th, 2008.

If you are in agreement with the terms of employment as contained in this letter, please confirm your acceptance of same by signing below and returning this letter in confidence to The Company at the notice office stated above.

Yours very truly,

/s/ John Ogden
John Ogden
Chairman

I hereby accept the terms of this offer.

/s/ J. David LaPrade
Witness:	J. David LaPrade

Date: August 22, 2008